UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 20, 2008 (April 11, 2008)
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
     On April 8, 2008, Pride International, Inc. called for redemption all of its outstanding 3 1/4% Convertible Senior Notes Due 2033 on May 16, 2008 in accordance with the terms of the indenture governing the notes. The redemption price was 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent interest) to the redemption date. Holders of the notes could elect to convert the notes into Pride’s common stock at a rate of 38.9045 shares of common stock per $1,000 principal amount of notes, at any time before the close of business on May 15, 2008. Holders elected to convert a total of $299.7 million aggregate principal amount of the notes, and the remaining $254,000 aggregate principal amount was redeemed by Pride on May 16, 2008. Accordingly, as of May 16, 2008, none of the notes remained outstanding.
     Item 3.02 of Form 8-K requires certain disclosures if Pride issues its common stock in transactions that are not registered under the Securities Act of 1933, as amended, provided that no current report on Form 8-K need be filed if the shares of common stock issued, in the aggregate since its last current report on Form 8-K filed under Item 3.02 or its last periodic report, whichever is more recent, constitute less than 1% of the number of shares of common stock outstanding.
     On various dates between April 11 and May 7, 2008, holders of approximately $165.3 million in aggregate principal amount of the notes elected to convert the notes. Under the indenture, in lieu of delivery of shares of common stock upon the holders’ election to convert their notes, for all or any portion of such notes, Pride may elect to deliver to holders surrendering notes an amount in cash per note (or a portion of a note) equal to the “applicable stock price” multiplied by the conversion rate. The “applicable stock price” is equal to the average of the closing sales prices of a share of common stock of Pride on the New York Stock Exchange over the five trading day period starting on the third trading day following the conversion date (e.g., May 7-13, 2008 with respect to notes with a conversion date of May 2, 2008). Pride will deliver to the converting holders the cash and/or shares of common stock (and cash in lieu of fractional shares) no later than the third business day following the date on which the applicable stock price is determined (e.g., May 16, 2008 with respect to notes with a conversion date of May 2, 2008).
     In accordance with the terms of the indenture and the notes, Pride has delivered (or will deliver) to holders converting notes between April 11 and May 7, 2008 an aggregate of $165.3 million in cash in addition to the shares of Pride common stock described in the table below.

	Principal
	Amount of	Shares of
	Notes Elected	Common
	to be	Stock
Conversion	Converted	Issued	Last Day of
Date	($)	(#)	Pricing Period	Issuance Date
April 11, 2008	4,000	155	N/A	April 16, 2008
April 15, 2008	23,000	894	N/A	April 18, 2008
April 17, 2008	5,000	194	N/A	April 22, 2008
April 18, 2008	4,000	155	N/A	April 23, 2008
April 22, 2008	7,000	272	N/A	April 25, 2008
April 29, 2008	11,000	174	May 8, 2008	May 13, 2008
April 30, 2008	27,000	432	May 9, 2008	May 14, 2008
May 1, 2008	3,359,000	54,512	May 12, 2008	May 15, 2008
May 2, 2008	80,421,000	1,317,046	May 13, 2008	May 16, 2008
May 5, 2008	45,007,000	739,354	May 14, 2008	May 19, 2008
May 6, 2008	32,389,000	532,725	May 15, 2008	May 20, 2008
May 7, 2008	4,051,000	67,238	May 16, 2008	May 21, 2008
     The notes were issued and the conversion elections are being effected pursuant to the provisions of the Indenture dated as of May 1, 1997 between Pride and The Bank of New York (successor to JPMorgan Chase Bank, N.A.), as trustee, as amended and supplemented by the Sixth Supplemental Indenture thereto dated as of April 28, 2003 and the Seventh Supplemental Indenture thereto dated as of October 23, 2003. Pride originally received cash as consideration for the issuance of the notes.
     The shares of common stock were issued solely to existing security holders upon conversion of the notes pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided under Section 3(a)(9) thereof. Pride did not pay or give, directly or indirectly, any commission or other remuneration for soliciting the holders’ elections to convert their notes.
     The description of the notes and the indenture is set forth under the caption “Description of Notes” in Pride’s prospectus dated April 20, 2004 and filed with the SEC under Rule 424 of the Securities Act of 1933 on April 21, 2004, which description is incorporated herein by reference. The indenture was filed as an exhibit to Pride’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and the applicable supplements thereto and the form of note were filed as exhibits to Pride’s Registration Statement on Form S-3 (Registration No. 333-107996).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
	By:	/s/ Brian C. Voegele
Brian C. Voegele
Date: May 20, 2008		Senior Vice President and Chief Financial Officer

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